EXHIBIT 17(e)

QUALITY BOND
PORTFOLIO

The Asset
Program, Inc.



FUND LOGO



Semi-Annual Report

July 31, 2000



This report is not authorized for use as an offer of sale or a solicitation of an offer to buy shares of the Program unless accompanied or preceded by the Program's current prospectus. Past performance results shown in this report should not be considered a representation of future performance. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Statements and other information herein are as dated and are subject to change.


Quality Bond Portfolio
The Asset Program, Inc.
Box 9011
Princeton, NJ
08543-9011



QUALITY BOND PORTFOLIO

Officers and
Directors

Terry K. Glenn, President and Director
Joe Grills, Director
Walter Mintz, Director
Robert S. Salomon Jr., Director
Melvin R. Seiden, Director
Stephen B. Swensrud, Director
Arthur Zeikel, Director
Christopher G. Ayoub, Senior Vice President
R. Elise Baum, Senior Vice President
Robert C. Doll, Jr., Senior Vice President
Lawrence R. Fuller, Senior Vice President
Gregory Mark Maunz, Senior Vice President
Joseph T. Monagle Jr., Senior Vice President
Thomas R. Robinson, Senior Vice President
Donald C. Burke, Vice President and Treasurer
Allan J. Oster, Secretary


Barbara G. Fraser, Secretary of The Asset Program, Inc. has recently retired. The Fund's Board of Directors wishes Ms. Fraser well in her retirement.

Custodian
The Bank of New York
90 Washington Street, 12th Floor
New York, NY 10286

Transfer Agent
Financial Data Services, Inc.
4800 Deer Lake Drive East
Jacksonville, FL 32246-6484
(800) 637-3863


The Asset Program, Inc., Quality Bond Portfolio, July 31, 2000


DEAR SHAREHOLDER


During the six-month period ended July 31, 2000, fixed-income markets remained volatile as the yield curve maintained an inverted shape. The front end of the Treasury yield curve suffered as price movement remained under pressure when investors demanded greater premiums to account for expected increases in the Federal Reserve Board's overnight rates. Throughout the first half of the period, the forward Federal Funds market continually reflected 50 basis points-75 basis points (0.50% - 0.75%) of expected tightening in the six-month rolling contract. (The forward Federal Funds market provides an indication to buyers and sellers of Federal Funds as to what the Federal Funds rate is expected to be at some point in the future, while a six-month rolling contract is an indication of what investors expect the Federal Funds level to be in six months.) On the other hand, long-term interest rates were favorably influenced by two separate sets of events. Inflationary fears, which greatly influence yields on the long end of the curve have, for the most part, been contained as a result of the Federal Reserve Board's restrictive monetary policy. Second, a supply imbalance, brought on by the combination of reduced new issuance and a Treasury buyback program, produced a strong bid for securities in the 20-year-- 30-year sector.

Federal Reserve Board monetary policy remained focused on the need to provide for a slowing in the US economy, which grew at an alarming 7.3% in the fourth quarter of 1999. Although first quarter of 2000 growth slowed to 4.8% (adjusted to include benchmark revisions), second quarter preliminary gross domestic product came in at 5.2%, which was above both investor expectations and the Federal Reserve Board's comfort range of 3.5%--4%. Consumer spending continues to fuel the economic fires, although recent reports such as new housing sales and auto purchases have led many to conclude that the Federal Reserve Board should achieve a soft landing of the economy. Consumers have clearly benefited from low unemployment rates and the wealth effect generated from a strong stock market, although if stock market trends mirror the uninspired results reported during the first half of 2000, consumers may slow spending. Additionally, consumer confidence was affected by the dotcom sector and "new economy" sell-off, given the implications that high levels of leverage (for example, margin on brokerage accounts and credit card debt) have on consumer balance sheets. If the Federal Reserve Board's monetary policy were to produce something greater than a soft landing, or should financial assets experience a sustained correction in value, this could translate into a weakening of the economic landscape.

Although inflation has been well contained for the most part, the scope of the global recovery has led to fears of rekindling inflation. Commodity pressures, as measured by the

Commodities Research Bureau Index, have been building since the beginning of the year. Of prime concern has been a surge in the price of oil, spurred on not only by the Organization of Petroleum Exporting Countries' production limitations, but also on expectations of increased demand by recovering economies. With respect to wage inflation, whether one evaluates wage pressures via hourly earnings, real earnings or employment cost measures, the results currently point to controlled inflation. The ability to export manufacturing capacity, combined with the high levels of productivity, has served to limit the impact of low unemployment. Furthermore, inflation, as measured by both the producer price index and consumer price index, remains well within acceptable levels and clearly points to a lack of pricing pressures. Notwithstanding the inflation outlook, we expect the Federal Reserve Board to remain focused on the need to slow economic momentum. The Federal Reserve Board raised the Federal Funds rate by a more aggressive 0.50% at its May Federal Open Market Committee (FOMC) meeting. This move put the overnight rate at 6.50%, up 175 basis points in the past year. Given this, and combined with a slowing of economic momentum, the Federal Reserve Board kept interest rates the same at its June FOMC meeting, although future increases are still a possibility.

On the corporate bond front, new issuance, which was minimal as the new year started, began to pick up during the second quarter, although aggregate levels are still below forecast expectations. Investor appetite for investment-grade corporate bonds was somewhat uninspired, given the intent of Federal Reserve Board policy and the lack of liquidity being provided by the market makers. As a result, yield spreads trended toward historical highs during this period, despite a strong business environment and record levels of corporate profitability. Toward the end of the six-month period, and led by the compression in swap spreads (that is, the difference in basis points at which an AA-rated bank could issue debt relative to a similar maturity Treasury security), corporate bond spreads narrowed as investors perceived the Federal Reserve Board may be nearing the end of the push to raise short-term interest rates. This, combined with very attractive absolute yields, has encouraged some new money to flow into this sector, a trend we believe may continue as we move through the second half of the year. As a result, yield spreads on corporate securities have narrowed.


Portfolio Matters
Consistent with our earlier strategy, we continued to seek out higher coupon securities with a spread to US Treasury issues given our cautious outlook. We also remained committed to the bigger, more liquid issues, particularly within the corporate bond arena. Given the lack of reasonable liquidity within the investment-grade market, the larger global bonds provided a better investment balance with respect to yield and spread volatility. In line with our expectation relative to the direction of interest rates, we maintained the Portfolio's duration slightly short of the duration of the Merrill Lynch Corporate Master Index. The Portfolio took on a much more barbelled structure as we sold securities in the two-year - five-year maturity range, with proceeds used to build cash balances. In early June, we shifted to a more bulleted structure, given our belief that interest rates may have peaked. Additionally, we sold the Portfolio's longer-dated Treasury securities, with proceeds redirected into the corporate spread market, given our expectations for this sector to outperform in the coming months.

With respect to security-specific issues, the Portfolio held an overweighted position in energy-related issuers (primarily integrated oil and gas producers), securities firms, defense contractors, electric utilities, independent finance companies and railroads. During the later part of the period, we began to reduce the Portfolio's holdings in retailers and airlines. We looked to add to positions in defense contractors, industrials, telecommunications companies and life insurers. We continue to underweight the Portfolio in paper and pulp producers, property and casualty insurers and healthcare companies. Going forward, we intend to look to reverse an overweighting we had in the finance sector, with reallocation back to the industrial companies, a sector that we have underweighted for the past year. Spreads for industrials have become very attractive to us, and we want to be in a position to benefit from any cyclical upswing in that sector. Accordingly, we expect to take these two sectors to a market neutral-weighted position.


In Conclusion
We appreciate your investment in Quality Bond Portfolio of The Asset Program, Inc., and we look forward to sharing our investment outlook and strategies with you in our next report to shareholders.

Sincerely,



(Terry K. Glenn)
Terry K. Glenn
President and Director



(Christopher G. Ayoub)
Christopher G. Ayoub
Senior Vice President and
Portfolio Manager



September 11, 2000




The Asset Program, Inc., Quality Bond Portfolio, July 31, 2000


PERFORMANCE DATA


About Fund
Performance

Investors are able to purchase shares of the Fund through the Merrill Lynch Select Pricing SM System, which offers four pricing alternatives:

* Class A Shares incur a maximum initial sales charge (front-end load) of 4% and bear no ongoing distribution or account maintenance fees. Class A Shares are available only to eligible investors.

* Class B Shares are subject to a maximum contingent deferred sales charge of 4% if redeemed during the first year, decreasing 1% each year thereafter to 0% after the fourth year. In addition, Class B Shares are subject to a distribution fee of 0.50% and an account maintenance fee of 0.25%. These classes of shares automatically convert to Class D Shares after approximately 10 years. (There is no initial sales charge for automatic share conversions.)

* Class C Shares are subject to a distribution fee of 0.55% and an account maintenance fee of 0.25%. In addition, Class C Shares are subject to a 1% contingent deferred sales charge if redeemed within one year of purchase.

* Class D Shares incur a maximum initial sales charge of 4% and an account maintenance fee of 0.25% (but no distribution fee).

None of the past results shown should be considered a representation of future performance. Figures shown in the "Recent Performance Results" and "Average Annual Total Return" tables assume reinvestment of all dividends and capital gains distributions at net asset value on the payable date. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Dividends paid to each class of shares will vary because of the different levels of account maintenance, distribution and transfer agency fees applicable to each class, which are deducted from the income available to be paid to shareholders. The Fund's Investment Adviser voluntarily waived a portion of its management fee. Without such waiver, the Fund's performance would have been lower.


Recent
Performance
Results*
                                      6 Month        12 Month           Since
                                       Total          Total           Inception      Standardized
As of July 31, 2000                    Return         Return         Total Return    30-day Yield
Class A Shares                         +3.86%         +4.20%           +34.94%          7.20%
Class B Shares                         +3.37          +3.42            +29.12           6.75
Class C Shares                         +3.34          +3.37            +28.66           6.70
Class D Shares                         +3.62          +3.94            +33.12           6.96

*Investment results shown do not reflect sales charges; results shown would be lower if a sales charge was included. Total investment returns are based on changes in net asset values for the periods shown, and assume reinvestment of all dividends and capital gains distributions at net asset value on the payable date. The
Quality Bond Portfolio's since inception date is 2/01/95.



Average Annual
Total Return

                                     % Return Without % Return With
                                       Sales Charge   Sales Charge**
Class A Shares*
One Year Ended 6/30/00                     +2.59%         -1.52%
Five Years Ended 6/30/00                   +5.49          +4.63
Inception (2/01/95) to 6/30/00             +5.50          +4.70

*Maximum sales charge is 4%.
**Assuming maximum sales charge.


                                         % Return        % Return
                                       Without CDSC    With CDSC**
Class B Shares*
One Year Ended 6/30/00                     +1.93%         -1.88%
Five Years Ended 6/30/00                   +4.68          +4.68
Inception (2/01/95) to 6/30/00             +4.67          +4.67

*Maximum contingent deferred sales charge is 4% and is reduced to 0% after 4 years.
**Assuming payment of applicable contingent deferred sales charge.


                                         % Return        % Return
                                       Without CDSC    With CDSC**
Class C Shares*
One Year Ended 6/30/00                     +1.88%         +0.92%
Five Years Ended 6/30/00                   +4.62          +4.62
Inception (2/01/95) to 6/30/00             +4.60          +4.60

*Maximum contingent deferred sales charge is 1% and is reduced to 0% after 1 year.
**Assuming payment of applicable contingent deferred sales charge.


                                     % Return Without % Return With
                                       Sales Charge   Sales Charge**
Class D Shares*
One Year Ended 6/30/00                     +2.44%         -1.66%
Five Years Ended 6/30/00                   +5.25          +4.39
Inception (2/01/95) to 6/30/00             +5.26          +4.46

*Maximum sales charge is 4%.
**Assuming maximum sales charge.


The Asset Program, Inc., Quality Bond Portfolio, July 31, 2000


SCHEDULE OF INVESTMENTS                                                                             (in US dollars)
                       S&P    Moody's   Face
INDUSTRIES           Ratings  Ratings  Amount                   Bonds & Notes                                  Value
Aluminum--2.5%       A+       A1     $325,000   Alcoa, Inc., 7.375% due 8/01/2010                          $    325,266

Asset-Backed         AAA      Aaa     150,000   The Money Store Home Equity Trust, 6.225% due 9/15/2023         146,042
Securities*--1.1%

Banking--20.1%       A        A1      250,000   Bank of New York Company, Inc., 7.875% due 11/15/2002           253,430
                     A-       A1      150,000   Bank One Corp., 7.875% due 8/01/2010                            148,852
                     A+       Aa2     500,000   BankAmerica Corp., 5.875% due 2/15/2009                         445,045
                     A-       A1      300,000   First Chicago Bank, 8.25% due 6/15/2002                         304,059
                     A        A2      250,000   First National Bank of Boston, 7.375% due 9/15/2006             245,885
                     A        A1      200,000   Firstar Bank NA, 7.125% due 12/01/2009                          192,006
                     BBB+     A3      300,000   Great Western Bank, 9.875% due 6/15/2001                        305,622
                     BBB      a1      300,000   KeyCorp Capital I, 7.519% due 7/01/2028 (a)                     287,430
                     BBB+     Baa1    250,000   MBNA America Bank NA, 7.10% due 6/10/2004 (a)                   250,628
                     A        Aa3     200,000   Wells Fargo Company, 8.375% due 5/15/2002                       203,714
                                                                                                           ------------
                                                                                                              2,636,671

Finance--2.6%        BBB+     Baa1    150,000   Comdisco Inc., 6% due 1/30/2002                                 143,596
                     A-       A3      210,000   Heller Financial Inc., 7.375% due 11/01/2009                    199,117
                                                                                                           ------------
                                                                                                                342,713

Finance--            A        A2      225,000   Bear Stearns Companies, Inc., 7.625% due 2/01/2005              223,841
Other--14.9%         A        aa2     100,000   Citigroup Capital II, 7.75% due 12/01/2036                       89,856
                     A-       A3       38,000   Donaldson, Lufkin & Jenrette Inc., 6.875% due 11/01/2005         36,481
                     BBB+     A3      150,000   ERP Operating LP, 7.125% due 10/15/2017                         130,050
                     A+       A1      400,000   Goldman Sachs Group, Inc., 7.625% due 8/17/2005                 399,808
                     A        A3      250,000   Lehman Brothers Holdings, Inc., 6.625% due 2/05/2006            235,870
                     AA-      Aa3     250,000   Morgan Stanley, Dean Witter Corp., 7.75% due 6/15/2005          252,618
                     AA-      Aa3     200,000   Morgan Stanley, Dean Witter, Discover & Co.,
                                                7.125% due 1/15/2003                                            199,676
                     BBB+     Baa1    275,000   Paine Webber Group Inc., 9.25% due 12/15/2001                   281,333
                     A        Aa3     100,000   Salomon Smith Barney Holdings, Inc., 7.125% due 10/01/2006       97,611
                                                                                                           ------------
                                                                                                              1,947,144

Financial            A+       Aa3     100,000   Associates Corporation of North America,
Services--                                      7.40% due 5/15/2006                                              98,837
Consumer--11.0%                                 Ford Motor Credit Company:
                     A        A2      500,000      7.50% due 3/15/2005                                          497,160
                     A        A2      100,000      7.875% due 6/15/2010                                         100,211
                     AAA      Aaa     245,000   General Electric Capital Corp., 8.50% due 7/24/2008             264,509
                                                General Motors Acceptance Corp.:
                     A        A2      200,000      8.75% due 7/15/2005                                          209,194
                     A        A2      300,000      6.15% due 4/05/2007                                          274,704
                                                                                                           ------------
                                                                                                              1,444,615

Industrial--         BBB-     Ba1     250,000   Flowers Industries Inc., 7.15% due 4/15/2028                    178,800
Consumer Goods--     BBB-     Baa3    100,000   Fred Meyer Inc., 7.45% due 3/01/2008                             96,133
3.7%                 AA       Aa2     200,000   Wal-Mart Stores, Inc., 8.50% due 9/15/2024                      211,418
                                                                                                           ------------
                                                                                                                486,351

Industrial--         AA+      Aa1     175,000   BP America Inc., 9.375% due 11/01/2000                          175,912
Energy--4.7%         A-       A3      460,000   Burlington Resources, 7.375% due 3/01/2029                      438,716
                                                                                                           ------------
                                                                                                                614,628

Industrial--         AA-      Aa2     150,000   Hewlett-Packard Company, 7.15% due 6/15/2005                    150,392
Manufacturing--      A        A2      200,000   Honeywell International, 7.50% due 3/01/2010                    200,496
10.8%                BBB-     Baa3    500,000   Lockheed Martin Corporation, 8.50% due 12/01/2029               515,600
                     A+       A1      100,000   Motorola Inc., 7.50% due 5/15/2025                              100,106
                     BBB-     Baa2    200,000   Raytheon Company, 7.90% due 3/01/2003 (b)                       201,500
                     A+       A2      250,000   United Technologies Corporation, 6.625% due 11/15/2004          246,205
                                                                                                           ------------
                                                                                                              1,414,299

Industrial--         A        A2      200,000   Computer Sciences Corp., 6.25% due 3/15/2009                    179,148
Services--4.3%       A        A2      182,600   Disney Custom Repackaged Asset Vehicle-403,
                                                6.85% due 1/10/2007 (b)                                         179,423
                     BBB      Baa2    100,000   Time Warner Entertainment Co., 8.375% due 3/15/2023             103,664
                     BBB      Baa3    100,000   Time Warner Inc., 7.75% due 6/15/2005                           100,842
                                                                                                           ------------
                                                                                                                563,077

Transportation--     BBB+     Baa2     50,000   Burlington Northern Santa Fe, 6.75% due 3/15/2029                42,910
4.3%                 BBB      Baa2    250,000   CSX Corp., 7.90% due 5/01/2017                                  240,922
                     AA+      Aa3     300,000   Continental Airlines, 7.056% due 3/15/2011                      282,948
                                                                                                           ------------
                                                                                                                566,780

US Government        AAA      Aaa     320,000   US Treasury Bonds, 5.25% due 2/15/2029                          288,851
Obligations--3.2%    AAA      Aaa     125,000   US Treasury Notes, 6.25% due 7/31/2002                          124,902
                                                                                                           ------------
                                                                                                                413,753

Utilities--          AA-      A1      200,000   AT&T Corporation, 6.50% due 3/15/2029                           168,002
Communications--     AA-      Aa3     100,000   Ameritech Capital Funding, 6.45% due 1/15/2018                   86,939
8.4%                 BB       Ba2     250,000   Frontier Corp., 6% due 10/15/2013 (a)                           224,333
                     A+       Aa3     120,000   GTE California Inc., 5.50% due 1/15/2009                        103,886
                     A+       A2      150,000   GTE Corp., 6.84% due 4/15/2018                                  137,352
                     A-       A3      200,000   MCI WorldCom Inc., 6.125% due 4/15/2012                         195,856
                     BBB+     Baa1    200,000   Sprint Capital Corporation, 6.125% due 11/15/2008               178,440
                                                                                                           ------------
                                                                                                              1,094,808



The Asset Program, Inc., Quality Bond Portfolio, July 31, 2000


SCHEDULE OF INVESTMENTS (concluded)                                                                 (in US dollars)
                       S&P    Moody's   Face
INDUSTRIES           Ratings  Ratings  Amount                   Bonds & Notes                                  Value
Utilities--          BBB+     Baa1   $100,000   Commonwealth Edison, Inc., 7% due 7/01/2005                $     97,961
Electric--5.7%       A+       A1      100,000   Consolidated Edison, Inc., 6.25% due 2/01/2008                   91,981
                     A        A3      175,000   Duke Capital Corp., 7.50% due 10/01/2009                        173,357
                     A        A1      250,000   Mississippi Power, 6.05% due 5/01/2003                          241,965
                     A        A2      150,000   Virginia Electric & Power Co., 8.625% due 10/01/2024            147,998
                                                                                                           ------------
                                                                                                                753,262

                                                Total Investments in Corporate Bonds & Notes
                                                (Cost--$13,272,323)--97.3%                                   12,749,409

SHORT-TERM
SECURITIES                                                            Issue

Commercial                            345,000   General Electric Capital Corp., 6.64% due 8/01/2000             345,000
Paper**--2.6%
                                                Total Investments in Short-Term Securities
                                                (Cost--$345,000)--2.6%                                          345,000

                     Total Investments (Cost--$13,617,323)--99.9%                                            13,094,409

                     Other Assets Less Liabilities--0.1%                                                         17,175
                                                                                                           ------------
                     Net Assets--100.0%                                                                    $ 13,111,584
                                                                                                           ============


(a)Floating rate note.
(b)The security may be offered and sold to "qualified institutional buyers" under Rule 144A of the Securities Act of 1933.
*Subject to principal paydowns.
**Commercial Paper is traded on a discount basis; the interest rate shown reflects the discount rate paid at the time of purchase by the Portfolio.

See Notes to Financial Statements.


STATEMENT OF ASSETS ANDLIABILITIES
                    As of July 31, 2000
Assets:             Investments, at value (identified cost--$13,617,323)                                  $   13,094,409
                    Cash                                                                                             707
                    Receivables:
                      Interest                                                             $    230,016
                      Securities sold                                                           134,319
                      Investment adviser                                                         52,643          416,978
                                                                                           ------------
                    Prepaid registration fees and other assets                                                    29,747
                                                                                                          --------------
                    Total assets                                                                              13,541,841
                                                                                                          --------------

Liabilities:        Payables:
                      Securities purchased                                                      274,144
                      Capital shares redeemed                                                    53,145
                      Dividends to shareholders                                                  26,552
                      Distributor                                                                 7,755          361,596
                                                                                           ------------
                    Accrued expenses and other liabilities                                                        68,661
                                                                                                          --------------
                    Total liabilities                                                                            430,257
                                                                                                          --------------

Net Assets:         Net assets                                                                            $   13,111,584
                                                                                                          ==============

Net Assets          Class A Shares of capital stock, $.10 par value,
Consist of:         6,250,000 shares authorized                                                            $         665
                    Class B Shares of capital stock, $.10 par value,
                    6,250,000 shares authorized                                                                   98,072
                    Class C Shares of capital stock, $.10 par value,
                    6,250,000 shares authorized                                                                   38,395
                    Class D Shares of capital stock, $.10 par value,
                    6,250,000 shares authorized                                                                    5,338
                    Paid-in capital in excess of par                                                          14,506,410
                    Accumulated realized capital losses on investments--net                                  (1,014,382)
                    Unrealized depreciation on investments--net                                                (522,914)
                                                                                                          --------------
                    Net assets                                                                            $   13,111,584
                                                                                                          ==============

Net Asset           Class A--Based on net assets of $61,124 and 6,645
Value:              shares outstanding                                                                     $        9.20
                                                                                                          ==============
                    Class B--Based on net assets of $9,025,646 and 980,719
                    shares outstanding                                                                     $        9.20
                                                                                                          ==============
                    Class C--Based on net assets of $3,533,541 and 383,955
                    shares outstanding                                                                     $        9.20
                                                                                                          ==============
                    Class D--Based on net assets of $491,273 and 53,382
                    shares outstanding                                                                     $        9.20
                                                                                                          ==============


                    See Notes to Financial Statements.


The Asset Program, Inc., Quality Bond Portfolio, July 31, 2000


STATEMENT OF OPERATIONS
                    For the Six Months Ended July 31, 2000
Investment Income:  Interest and discount earned                                                           $     519,019
                    Loaned securities                                                                              1,730
                                                                                                           -------------
                    Total income                                                                                 520,749
                                                                                                           -------------

Expenses:           Account maintenance and distribution fees--Class B                    $      35,939
                    Investment advisory fees                                                     35,039
                    Registration fees                                                            31,650
                    Transfer agent fees--Class B                                                 26,957
                    Account maintenance and distribution fees--Class C                           15,286
                    Transfer agent fees--Class C                                                 12,176
                    Printing and shareholder reports                                              8,717
                    Accounting services                                                           8,481
                    Professional fees                                                             7,824
                    Custodian fees                                                                7,314
                    Pricing fees                                                                  2,762
                    Transfer agent fees--Class D                                                  1,275
                    Account maintenance fees--Class D                                               669
                    Directors' fees and expenses                                                    575
                    Transfer agent fees--Class A                                                    180
                    Other                                                                         1,251
                                                                                          -------------
                    Total expenses before reimbursement                                         196,095
                    Reimbursement of expenses                                                 (144,217)
                                                                                          -------------
                    Total expenses after reimbursement                                                            51,878
                                                                                                           -------------
                    Investment income--net                                                                       468,871
                                                                                                           -------------

Realized &          Realized loss on investments--net                                                          (368,148)
Unrealized          Change in unrealized depreciation on investments--net                                        376,540
Gain (Loss) on                                                                                             -------------
Investments--Net:   Net Increase in Net Assets Resulting from Operations                                   $     477,263
                                                                                                           =============

                    See Notes to Financial Statements.

STATEMENTS OF CHANGES IN NET ASSETS

                                                                                            For the Six        For the
                                                                                           Months Ended      Year Ended
                                                                                              July 31,       January 31,
                    Increase (Decrease) in Net Assets:                                          2000             2000
Operations:         Investment income--net                                                $     468,871    $   1,124,368
                    Realized loss on investments--net                                         (368,148)        (649,434)
                    Change in unrealized appreciation/depreciation on investments--net          376,540      (1,211,968)
                                                                                          -------------    -------------
                    Net increase (decrease) in net assets resulting from operations             477,263        (737,034)
                                                                                          -------------    -------------

Dividends to        Investment income--net:
Shareholders:         Class A                                                                   (2,800)          (6,456)
                      Class B                                                                 (320,159)        (742,992)
                      Class C                                                                 (126,701)        (288,913)
                      Class D                                                                  (19,211)         (86,007)
                                                                                          -------------    -------------
                    Net decrease in net assets resulting from dividends
                    to shareholders                                                           (468,871)      (1,124,368)
                                                                                          -------------    -------------

Capital Share       Net decrease in net assets derived from capital
Transactions:       share transactions                                                      (2,309,007)        (854,873)
                                                                                          -------------    -------------

Net Assets:         Total decrease in net assets                                            (2,300,615)      (2,716,275)
                    Beginning of period                                                      15,412,199       18,128,474
                                                                                          -------------    -------------
                    End of period                                                         $  13,111,584    $  15,412,199
                                                                                          =============    =============

                    See Notes to Financial Statements.


The Asset Program, Inc., Quality Bond Portfolio, July 31, 2000


FINANCIAL HIGHLIGHTS
                                                                                            Class A
The following per share data and ratios have been derived            For the Six
from information provided in the financial statements.               Months Ended
                                                                       July 31,       For the Year Ended January 31,
Increase (Decrease) in Net Asset Value:                                2000      2000       1999       1998       1997
Per Share           Net asset value, beginning of period           $   9.19    $  10.21  $  10.10   $   9.79    $  10.27
Operating                                                          --------    --------  --------   --------    --------
Performance:        Investment income--net                              .33         .68       .66        .69         .68
                    Realized and unrealized gain (loss)
                    on investments--net                                 .01      (1.02)       .18        .31       (.44)
                                                                   --------    --------  --------   --------    --------
                    Total from investment operations                    .34       (.34)       .84       1.00         .24
                                                                   --------    --------  --------   --------    --------
                    Less dividends and distributions:
                      Investment income--net                          (.33)       (.68)     (.66)      (.69)       (.68)
                      Realized gain on investments--net                  --          --     (.07)         --       (.04)
                                                                   --------    --------  --------   --------    --------
                    Total dividends and distributions                 (.33)       (.68)     (.73)      (.69)       (.72)
                                                                   --------    --------  --------   --------    --------
                    Net asset value, end of period                 $   9.20    $   9.19  $  10.21   $  10.10    $   9.79
                                                                   ========    ========  ========   ========    ========

Total Investment    Based on net asset value per share              3.86%++     (3.39%)     8.57%     10.59%       2.51%
Return:**                                                          ========    ========  ========   ========    ========

Ratios to Average   Expenses, net of reimbursement                    .00%*        .00%      .00%       .00%        .00%
Net Assets:                                                        ========    ========  ========   ========    ========
                    Expenses                                         1.95%*       1.77%     2.00%      2.62%       3.23%
                                                                   ========    ========  ========   ========    ========
                    Investment income--net                           7.41%*       7.12%     6.56%      7.01%       6.85%
                                                                   ========    ========  ========   ========    ========

Supplemental        Net assets, end of period (in thousands)       $     61    $     83  $     84   $  1,214    $  2,254
Data:                                                              ========    ========  ========   ========    ========
                    Portfolio turnover                               48.25%     137.15%   123.80%    114.61%      91.10%
                                                                   ========    ========  ========   ========    ========

*Annualized.
**Total investment returns exclude the effects of sales charges.
++Aggregate total investment return.

See Notes to Financial Statements.


FINANCIAL HIGHLIGHTS (continued)
                                                                                          Class B
The following per share data and ratios have been derived            For the Six
from information provided in the financial statements.               Months Ended
                                                                       July 31,       For the Year Ended January 31,
Increase (Decrease) in Net Asset Value:                                2000      2000       1999       1998       1997
Per Share           Net asset value, beginning of period           $   9.20    $  10.21  $  10.09   $   9.79    $  10.27
Operating                                                          --------    --------  --------   --------    --------
Performance:        Investment income--net                              .30         .60       .58        .60         .59
                    Realized and unrealized gain (loss)
                    on investments--net                                --++      (1.01)       .19        .30       (.44)
                                                                   --------    --------  --------   --------    --------
                    Total from investment operations                    .30       (.41)       .77        .90         .15
                                                                   --------    --------  --------   --------    --------
                    Less dividends and distributions:
                      Investment income--net                          (.30)       (.60)     (.58)      (.60)       (.59)
                      Realized gain on investments--net                  --          --     (.07)         --       (.04)
                                                                   --------    --------  --------   --------    --------
                    Total dividends and distributions                 (.30)       (.60)     (.65)      (.60)       (.63)
                                                                   --------    --------  --------   --------    --------
                    Net asset value, end of period                 $   9.20    $   9.20  $  10.21   $  10.09    $   9.79
                                                                   ========    ========  ========   ========    ========

Total Investment    Based on net asset value per share             3.37%+++     (4.01%)     7.88%      9.55%       1.62%
Return:**                                                          ========    ========  ========   ========    ========

Ratios to Average   Expenses, net of reimbursement                    .75%*        .75%      .75%       .75%        .78%
Net Assets:                                                        ========    ========  ========   ========    ========
                    Expenses                                         2.78%*       2.58%     2.71%      3.51%       4.08%
                                                                   ========    ========  ========   ========    ========
                    Investment income--net                           6.66%*       6.31%     5.74%      6.14%       6.00%
                                                                   ========    ========  ========   ========    ========

Supplemental        Net assets, end of period (in thousands)       $  9,026    $ 10,579  $ 11,874   $  6,095    $  4,824
Data:                                                              ========    ========  ========   ========    ========
                    Portfolio turnover                               48.25%     137.15%   123.80%    114.61%      91.10%
                                                                   ========    ========  ========   ========    ========


*Annualized.
**Total investment returns exclude the effects of sales charges.
++Amount is less than $.01 per share.
+++Aggregate total investment return.

See Notes to Financial Statements.


The Asset Program, Inc., Quality Bond Portfolio, July 31, 2000


FINANCIAL HIGHLIGHTS (continued)
                                                                                            Class C
The following per share data and ratios have been derived            For the Six
from information provided in the financial statements.               Months Ended
                                                                       July 31,       For the Year Ended January 31,
Increase (Decrease) in Net Asset Value:                                2000      2000       1999       1998       1997
Per Share           Net asset value, beginning of period           $   9.20    $  10.21  $  10.09   $   9.79    $  10.27
Operating                                                          --------    --------  --------   --------    --------
Performance:        Investment income--net                              .29         .60       .58        .60         .58
                    Realized and unrealized gain (loss)
                    on investments--net                                --++      (1.01)       .19        .30       (.44)
                                                                   --------    --------  --------   --------    --------
                    Total from investment operations                    .29       (.41)       .77        .90         .14
                                                                   --------    --------  --------   --------    --------
                    Less dividends and distributions:
                      Investment income--net                          (.29)       (.60)     (.58)      (.60)       (.58)
                      Realized gain on investments--net                  --          --     (.07)         --       (.04)
                                                                   --------    --------  --------   --------    --------
                    Total dividends and distributions                 (.29)       (.60)     (.65)      (.60)       (.62)
                                                                   --------    --------  --------   --------    --------
                    Net asset value, end of period                 $   9.20    $   9.20  $  10.21   $  10.09    $   9.79
                                                                   ========    ========  ========   ========    ========
Total Investment    Based on net asset value per share             3.34%+++     (4.06%)     7.83%      9.46%       1.55%
Return:**                                                          ========    ========  ========   ========    ========

Ratios to Average   Expenses, net of reimbursement                    .80%*        .80%      .80%       .80%        .85%
Net Assets:                                                        ========    ========  ========   ========    ========
                    Expenses                                         2.91%*       2.70%     2.82%      3.60%       4.15%
                                                                   ========    ========  ========   ========    ========
                    Investment income--net                           6.61%*       6.26%     5.69%      6.05%       5.93%
                                                                   ========    ========  ========   ========    ========

Supplemental        Net assets, end of period (in thousands)       $  3,534    $  4,160  $  4,587   $  2,814    $  1,885
Data:                                                              ========    ========  ========   ========    ========
                    Portfolio turnover                               48.25%     137.15%   123.80%    114.61%      91.10%
                                                                   ========    ========  ========   ========    ========

*Annualized.
**Total investment returns exclude the effects of sales charges.
++Amount is less than $.01 per share.
+++Aggregate total investment return.

See Notes to Financial Statements.


FINANCIAL HIGHLIGHTS (concluded)
                                                                                          Class D
The following per share data and ratios have been derived            For the Six
from information provided in the financial statements.               Months Ended
                                                                       July 31,       For the Year Ended January 31,
Per Share           Net asset value, beginning of period           $   9.20    $  10.21  $  10.09   $   9.79    $  10.27
Operating                                                          --------    --------  --------   --------    --------
Performance:        Investment income--net                              .32         .65       .63        .66         .65
                    Realized and unrealized gain (loss)
                    on investments--net                                --++      (1.01)       .19        .30       (.44)
                                                                   --------    --------  --------   --------    --------
                    Total from investment operations                    .32       (.36)       .82        .96         .21
                                                                   --------    --------  --------   --------    --------
                    Less dividends and distributions:
                      Investment income--net                          (.32)       (.65)     (.63)      (.66)       (.65)
                      Realized gain on investments--net                  --          --     (.07)         --       (.04)
                                                                   --------    --------  --------   --------    --------
                    Total dividends and distributions                 (.32)       (.65)     (.70)      (.66)       (.69)
                                                                   --------    --------  --------   --------    --------
                    Net asset value, end of period                 $   9.20    $   9.20  $  10.21   $  10.09    $   9.79
                                                                   ========    ========  ========   ========    ========

Total Investment    Based on net asset value per share             3.62%+++     (3.53%)     8.41%     10.21%       2.25%
Return:**                                                          ========    ========  ========   ========    ========

Ratios to Average   Expenses, net of reimbursement                    .25%*        .25%      .25%       .25%        .16%
Net Assets:                                                        ========    ========  ========   ========    ========
                    Expenses                                         2.20%*       1.97%     2.08%      2.90%       3.47%
                                                                   ========    ========  ========   ========    ========
                    Investment income--net                           7.16%*       6.77%     6.21%      6.75%       6.62%
                                                                   ========    ========  ========   ========    ========

Supplemental        Net assets, end of period (in thousands)       $    491    $    590  $  1,583   $    609    $    452
Data:                                                              ========    ========  ========   ========    ========
                    Portfolio turnover                               48.25%     137.15%   123.80%    114.61%      91.10%
                                                                   ========    ========  ========   ========    ========

*Annualized.
**Total investment returns exclude the effects of sales charges.
++Amount is less than $.01 per share.
+++Aggregate total investment return.

See Notes to Financial Statements.



The Asset Program, Inc., Quality Bond Portfolio, July 31, 2000


NOTES TO FINANCIAL STATEMENTS


1. Significant Accounting Policies:
Quality Bond Portfolio (the "Portfolio") is part of The Asset Program, Inc. (the "Program") (formerly Merrill Lynch Asset Builder Program, Inc.), which is registered under the Investment Company Act of 1940 as an open-end management investment company. The Portfolio is classified as diversified. The Portfolio's financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which may require the use of management accruals and estimates. These unaudited financial statements reflect all adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim period presented. All such adjustments are of a normal, recurring nature. The Portfolio offers four classes of shares under the Merrill Lynch Select Pricing SM System. Shares of Class A and Class D are sold with a front-end sales charge. Shares of Class B and Class C may be subject to a contingent deferred sales charge. All classes of shares have identical voting, dividend, liquidation and other rights and the same terms and conditions, except that Class B, Class C and Class D Shares bear certain expenses related to the account maintenance of such shares, and Class B and Class C Shares also bear certain expenses related to the distribution of such shares. Each class has exclusive voting rights with respect to matters relating to its account maintenance and distribution expenditures. The following is a summary of significant accounting policies followed by the Portfolio.

(a) Valuation of investments--Portfolio securities that are traded on stock exchanges are valued at the last sale price on the exchange on which such securities are traded, as of the close of business on the day the securities are being valued or, lacking any sales, at the last available bid price. Securities traded in the over-the-counter market are valued at the last available bid price prior to the time of valuation. In cases where securities are traded on more than one exchange, the securities are valued on the exchange designated by or under the authority of the Board of Directors as the primary market. Securities that are traded both in the over-the-counter market and on a stock exchange are valued according to the broadest and most representative market. The Portfolio values debt securities on the basis of valuations provided by dealers or by a pricing service which uses information with respect to transactions in such securities, quotations from dealers, market transactions in comparable securities, various relationships between securities and yield to maturity. Portfolio securities may be valued on the basis of prices furnished by one or more pricing services which determine prices for normal, institutional-size trading units of such securities using market information, transactions for comparable securities and various relationships between securities which are generally recognized by institutional traders. Options written or purchased are valued at the last sale price in the case of exchange-traded options. In the case of options traded in the over-the-counter market, valuation is the last asked price (options written) or the last bid price (options purchased). Short-term securities are valued at amortized cost, which approximates market value. Other investments, including futures contracts and related options, are stated at market value. Securities and assets for which market value quotations are not available are valued at their fair value as determined in good faith by or under the direction of the Program's Board of Directors, including valuations furnished by a pricing service retained by the Fund which may use a matrix system for valuations.

(b) Derivative financial instruments--The Portfolio may engage in various portfolio investment strategies to increase or decrease the level of risk to which the Portfolio is exposed more quickly and efficiently than transactions in other types of instruments. Losses may arise due to changes in the value of the contract or if the counterparty does not perform under the contract.

* Financial futures contracts--The Portfolio may purchase or sell financial futures contracts and options on such futures contracts for the purpose of hedging the market risk on existing securities or the intended purchase of securities. Futures contracts are contracts for delayed delivery of securities at a specific future date and at a specific price or yield. Upon entering into a contract, the Portfolio deposits and maintains as collateral such initial margin as required by the exchange on which the transaction is effected. Pursuant to the contract, the Portfolio agrees to receive from or pay to the broker an amount of cash equal to the daily fluctuation in value of the contract. Such receipts or payments are known as variation margin and are recorded by the Portfolio as unrealized gains or losses. When the contract is closed, the Portfolio records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed.

* Options--The Portfolio is authorized to purchase and write call and put options. When the Portfolio writes an option, an amount equal to the premium received by the Portfolio is reflected as an asset and an equivalent liability. The amount of the liability is subsequently marked to market to reflect the current market value of the option written. When a security is purchased or sold through an exercise of an option, the related premium paid (or received) is added to (or deducted from) the basis of the security acquired or deducted from (or added to) the proceeds of the security sold. When an option expires (or the Portfolio enters into a closing transaction), the Portfolio realizes a gain or loss on the option to the extent of the premiums received or paid (or loss or gain to the extent the cost of the closing transaction exceeds the premium paid or received).

Written and purchased options are non-income producing investments.

(c) Income taxes--It is the Portfolio's policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute substantially all of its taxable income to its shareholders. Therefore, no Federal income tax provision is required.

(d) Security transactions and investment income--Security transactions are recorded on the dates the transactions are entered into (the trade dates). Dividend income is recorded on the ex-dividend dates. Interest income (including amortization of discount) is recognized on the accrual basis. Realized gains and losses on security transactions are determined on the identified cost basis.

(e) Prepaid registration fees--Prepaid registration fees are charged to expense as the related shares are issued.

(f) Dividends and distributions--Dividends from net investment income are declared daily and paid monthly. Distributions of capital gains are recorded on the ex-dividend dates.


2. Investment Advisory Agreement and Transactions with Affiliates:
The Program has entered into an Investment Advisory Agreement with Merrill Lynch Investment Managers, L.P. ("MLIM"). The general partner of MLIM is Princeton Services, Inc. ("PSI"), an indirect wholly-owned subsidiary of ML & Co., which is the limited partner. The Program has also entered into a Distribution Agreement and Distribution Plans with FAM Distributors, Inc. ("FAMD" or the "Distributor"), which is a wholly-owned subsidiary of Merrill Lynch Group, Inc.

MLIM is responsible for the management of the Portfolio and provides the necessary personnel, facilities, equipment and certain other services necessary to the operations of the Program. For such services, the Portfolio pays a monthly fee at the rate of .50% of the average daily value of the Portfolio's net assets. For the six months ended July 31, 2000, MLIM had voluntarily waived $35,039 of management fees and reimbursed the Portfolio for $109,178 of additional expenses.

Pursuant to the Distribution Plans adopted by the Program in accordance with Rule 12b-1 under the Investment Company Act of 1940, the Portfolio pays the Distributor ongoing account maintenance and distribution fees. The fees are accrued daily and paid monthly at annual rates based upon the average daily net assets of the shares of the Portfolio as follows:

                              Account
                            Maintenance    Distribution
                                Fee            Fee

Class B                         .25%          .50%
Class C                         .25%          .55%
Class D                         .25%           --

Pursuant to a sub-agreement with the Distributor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, ("MLPF&S"), a subsidiary of ML & Co., also provides account maintenance and distribution services to the Program. The ongoing account maintenance fee compensates the Distributor and MLPF&S for providing account maintenance services to Class B, Class C and Class D shareholders. The ongoing distribution fee compensates the Distributor and MLPF&S for providing shareholder and distribution-related services to Class B and Class C shareholders.

For the six months ended July 31, 2000, FAMD earned underwriting discounts and direct commissions and MLPF&S earned dealer concessions on sales of the Portfolio's Class D Shares as follows:

                                FAMD     MLPF&S

Class D                         $10       $162

For the six months ended July 31, 2000, MLPF&S received contingent deferred sales charges of $14,902 and $771 relating to transactions in Class B and Class C Shares of the Portfolio, respectively.

Financial Data Services, Inc. ("FDS"), a wholly-owned subsidiary of ML & Co., is the Program's transfer agent.

During the six months ended July 31, 2000, the Portfolio paid
Merrill Lynch Security Pricing Service, an affiliate of MLPF&S,
$3,889 for security price quotations to compute the net asset value of the Portfolio.

Accounting services are provided to the Portfolio by MLIM at cost.

Certain officers and/or directors of the Program are officers and/or directors of MLIM, PSI, FDS, FAMD, and/or ML & Co.


The Asset Program, Inc., Quality Bond Portfolio, July 31, 2000


NOTES TO FINANCIAL STATEMENTS (concluded)


3. Investments:
Purchases and sales of investments, excluding short-term securities, for the six months ended July 31, 2000 were $6,520,912 and $8,555,222, respectively.

Net realized losses for the six months ended July 31, 2000 and net unrealized losses as of July 31, 2000 were as follows:

                                      Realized     Unrealized
                                       Losses        Losses

Long-term investments              $(368,148)     $(522,914)
                                    ---------      ---------
Total                              $(368,148)     $(522,914)
                                    =========      =========

As of July 31, 2000, net unrealized depreciation for Federal income tax purposes aggregated $522,914, of which $48,443 related to appreciated securities and $571,357 related to depreciated securities. The aggregate cost of investments at July 31, 2000 for Federal income tax purposes was $13,617,323.


4. Capital Share Transactions:
Net decrease in net assets derived from capital share transactions was $2,309,007 and $854,873 for the six months ended July 31, 2000 and for the year ended January 31, 2000, respectively.

Transactions in capital shares for each class were as follows:

Class A Shares for the Six Months                   Dollar
Ended July 31, 2000                   Shares        Amount

Shares sold                               347    $     3,195
Shares issued to shareholders in
reinvestment of dividends                  70            642
                                   ----------    -----------
Total issued                              417          3,837
Shares redeemed                       (2,805)       (25,846)
                                   ----------    -----------
Net decrease                          (2,388)   $   (22,009)
                                   ==========    ===========

Class A Shares for the Year                         Dollar
Ended January 31, 2000                Shares        Amount

Shares sold                            10,008    $    98,429
Shares issued to shareholders in
reinvestment of dividends                 586          5,576
                                   ----------    -----------
Total issued                           10,594        104,005
Shares redeemed                       (9,837)       (95,116)
                                   ----------    -----------
Net increase                              757    $     8,889
                                   ==========    ===========

Class B Shares for the Six Months                   Dollar
Ended July 31, 2000                   Shares        Amount

Shares sold                            18,153    $   167,172
Shares issued to shareholders in
reinvestment of dividends              26,542        243,748
                                   ----------    -----------
Total issued                           44,695        410,920
Automatic conversion of shares          (539)        (4,899)
Shares redeemed                     (213,806)    (1,964,640)
                                   ----------    -----------
Net decrease                        (169,650)  $ (1,558,619)
                                   ==========    ===========


Class B Shares for the Year                         Dollar
Ended January 31, 2000                Shares        Amount

Shares sold                           332,118   $  3,228,519
Shares issued to shareholders in
reinvestment of dividends              60,842        583,546
                                   ----------    -----------
Total issued                          392,960      3,812,065
Automatic conversion of shares          (381)        (3,723)
Shares redeemed                     (405,478)    (3,864,990)
                                   ----------    -----------
Net decrease                         (12,899)   $   (56,648)
                                   ==========    ===========

Class C Shares for the Six Months                   Dollar
Ended July 31, 2000                   Shares        Amount

Shares sold                            19,806    $   182,829
Shares issued to shareholders in
reinvestment of dividends              10,572         97,094
                                   ----------    -----------
Total issued                           30,378        279,923
Shares redeemed                      (98,819)      (908,443)
                                   ----------    -----------
Net decrease                         (68,441)   $  (628,520)
                                   ==========    ===========

Class C Shares for the Year                         Dollar
Ended January 31, 2000                Shares        Amount

Shares sold                           150,059    $ 1,459,675
Shares issued to shareholders in
reinvestment of dividends              23,797        228,238
                                   ----------    -----------
Total issued                          173,856      1,687,913
Shares redeemed                     (170,886)    (1,633,535)
                                   ----------    -----------
Net increase                            2,970    $    54,378
                                   ==========    ===========


Class D Shares for the Six Months                   Dollar
Ended July 31, 2000                   Shares        Amount

Shares sold                             1,178    $    10,897
Automatic conversion of shares            539          4,899
Shares issued to shareholders in
reinvestment of dividends               1,489         13,673
                                   ----------    -----------
Total issued                            3,206         29,469
Shares redeemed                      (14,024)      (129,328)
                                   ----------    -----------
Net decrease                         (10,818)   $   (99,859)
                                   ==========    ===========


Class D Shares for the Year                         Dollar
Ended January 31, 2000                Shares        Amount

Shares sold                            29,752    $   293,364
Automatic conversion of shares            381          3,723
Shares issued to shareholders in
reinvestment of dividends               6,207         60,210
                                   ----------    -----------
Total issued                           36,340        357,297
Shares redeemed                     (127,227)    (1,218,789)
                                   ----------    -----------
Net decrease                         (90,887)   $  (861,492)
                                   ==========    ===========

5. Short-Term Borrowings:
On December 3, 1999, the Portfolio, along with certain other funds managed by MLIM and its affiliates, entered into a one-year, unsecured $1,000,000,000 credit agreement with The Bank of New York and other lenders. The funds may borrow money for temporary or emergency purposes to meet shareholder redemptions. Each fund may borrow up to the maximum amount allowable under the fund's current prospectus and statement of additional information, subject to various other legal, regulatory or contractual limits. The funds collectively pay a commitment fee of .09% per annum on the available portion of the facility. Amounts borrowed under the facility bear interest at the Federal Funds rate plus .50%. The Portfolio did not borrow from the facility during the six months ended July 31, 2000.


6. Capital Loss Carryforward:
At January 31, 2000, the Portfolio had a net capital loss carryforward of approximately $305,000, all of which expires in 2008. This amount will be available to offset like amounts of any future taxable gains.